As filed with the Securities and Exchange Commission on July 13, 2018.
Registration No. 333-225791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
AMENDMENT No. 2 TO
FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933
___________________
Establishment Labs Holdings Inc.
(Exact name of Registrant as specified in its charter)
___________________

British Virgin Islands	3842	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Building B15 and 25 Coyol Free Zone Alajuela Costa Rica +506 2434 2400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
___________________
Renee Gaeta
Motiva USA LLC
16192 Coastal Highway
Lewes, DE 19958
+506 2434 2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copies to:

J. Casey McGlynn Elton Satusky Drew Morris Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Audrey M. Robertson Conyers Dill & Pearman Commerce House, Wickhams Cay 1 Road Town, Tortola VG1110 British Virgin Islands (284) 852 1000	Mark B. Weeks Frank F. Rahmani John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000
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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, no par value	3,593,750	$17.00	$61,093,750	$7,606.18

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 468,750 shares that the underwriters have the option to purchase.

(2)	Estimated solely for purposes of calculating the registration fee.

(3)	The registrant previously paid $7,158.75 in connection with the initial filing of this Registration Statement on June 21, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE
This Amendment No. 2 (Amendment No. 2) to the Registration Statement on Form S-1 (File No. 333-225791) of Establishment Labs Holdings Inc. (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount To Be Paid
SEC registration fee	$12,170
FINRA filing fee	15,163
Nasdaq Capital Market listing fee	75,000
Printing and engraving	125,000
Legal fees and expenses	500,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees	10,000
Miscellaneous	262,667
Total	$1,200,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association will provide for the indemnification of its directors against all losses or liabilities incurred or sustained by him or her as a director of the Registrant in defending any proceedings, whether civil, criminal, administrative or investigative in which the director acted honestly and in good faith with a view to the best interest of the company and had no reasonable cause to believe that their conduct was unlawful.
The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and certain officers that provide the maximum indemnity allowed to directors and executive under British Virgin Islands law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.
The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Since January 1, 2015, we have issued and sold to third parties the securities listed below without registering the securities under the Securities Act. None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act, relying on Section 4(a)(2) (or Regulation D promulgated thereunder), Regulation S or Rule 701 of the Securities Act.

▪	In August 2015, all of the 7,364 outstanding Class Z preferred shares were exchanged for promissory notes issued by us to former Class Z preferred shareholders in the aggregate amount of $4.3 million.

▪
In August 2015, we entered into a note and warrant purchase agreement with CPH TU, LP, or CPH, and was issued a convertible promissory note in the principal amount of $10.0 million and an associated warrant. In January 2016, we amended the note and warrant purchase agreement to increase the aggregate borrowing limit and issued a second convertible promissory note in the principal amount of $3.0 million and an associated warrant. In March 2016, we issued a third convertible promissory note in the principal amount of $5.0 million and, in August 2015, upon further amendment of the note and warrant purchase agreement, we issued a fourth convertible promissory note in the principal amount of $1.8 million, along with an associated warrant. In September 2016, we amended the note and warrant purchase agreement in order to (1) fix the conversion ratio to $3.99 per share for the principal amounts, and $4.9143 per share for the interest amounts; (2) convert all outstanding interest accrued under the notes as of such date into a fifth convertible promissory note in the principal amount of $4.3 million; and (3) cancel all warrants previously issued to CPH.

▪
In connection with the convertible promissory notes and warrants issued to CPH pursuant to the note and warrant purchase agreement described above, we issued a warrant to purchase ordinary shares to Rockport Venture Securities, LLC, the placement agent for the notes. The number of shares for which such warrant may be exercised is determined by dividing an amount equal to 3% of the principal up to $15.0 million by a pre-determined ratio of the fully diluted shares outstanding on the date of conversion. The Rockport warrants were immediately exercisable and will expire seven years from the original issuance date.

▪
Pursuant to asset purchase agreement entered into with Magna Equities I, LLC, or Magna, in November 2015, we issued Magna 130,354 Class A ordinary shares as partial consideration for certain assets of VeriTeQ Corporation. In May 2016, we reached an agreement to repurchase the shares from Magna for $1.0 million.

▪
Pursuant to a share purchase agreement with EDC Motiva BVBA, or EDC, in March 2016, we acquired all of the outstanding and issued shares of EDC in exchange for the issuance of 18,000 Class A ordinary shares to Paul Brusseleers, the former sole shareholder of EDC Motiva BVBA. This issuance occurred in September 2016.

▪	In September 2016, we entered into a share repurchase agreement with Global Silicone SRL pursuant to which we repurchased 813,140 ordinary shares owned by Global Silicone SRL for $3.7 million.

▪
In September 2016, we entered into a credit agreement and guaranty with Perceptive Credit Holdings, L.P. In connection with this agreement, we borrowed $15.0 million, and issued a warrant to purchase 566,500 ordinary shares with an initial exercise price of $0.01 per share. Under certain conditions, we are obligated to repurchase the warrant for $5.9 million.

▪
In January 2017, we issued secured promissory notes to Mr. Chacon-Quiros, the Company’s Chief Executive Officer and director, and to CPH TU, LLP, a principal shareholder and related party, in an aggregate principal amount of $1.2 million under existing note purchase, security and pledge agreements.

▪	In January 2017, we issued an aggregate of $0.9 million of Class C ordinary shares at a purchase price of $9.53 per share to several investors.

▪
Between February 2017 and May 2017, we issued an aggregate of $17.4 million of Class D ordinary shares at a purchase price of $11.30 per share to several investors in multiple closings. The documents effecting the sale and issuance of these shares contain customary voting, registration, right of first refusal and co-sale rights.

▪	Between August 2017 and October 2017, we issued an aggregate of $4.5 million of Class E ordinary shares at a purchase price of $14.00 per share to several investors in multiple closings;

▪	Between August 2017 and October 2017, we issued an aggregate of $5 million of Class E ordinary shares at a purchase price of $14.00 per share to several investors in multiple closings;

▪	Between February 2018 and June 2018, we issued an aggregate of $6.2 million of Class G ordinary shares at a purchase price of $16.00 per share to several investors; and

▪	In May 2018, we issued an aggregate $10.0 million Class G-1 ordinary shares at a purchase price of $16.00 per share to entities affiliated with RTW Investments.
In addition, between August 2016 and July 2018, the board of directors granted 1,583,581 restricted Class A ordinary shares to employees and consultants and options to purchase 1,357,197 Class A ordinary shares to employees and consultants at an exercise price of between $4.11 and $10.19 per share. In June 2018, the board of directors also approved share options to purchase 303,000 common shares to certain of our directors and consultants pursuant to the 2018 Equity Incentive Plan, with a grant date on the effective date of the registration statement and with an exercise price equal to the initial public offering price. We believe that the issuance of these securities were exempt from registration under the Securities Act in reliance upon Regulation S or Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation. No underwriters were employed in connection with the foregoing option grants and restricted share unit awards.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)     Exhibits.
The Registrant filed the following exhibits as part of this registration statement.

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement.
3.1#	Memorandum of Association of the Registrant, currently in effect, as amended on June 19, 2018.
3.2#	Form of Memorandum and Articles of Association of the Registrant, to be in effect upon completion of the offering.
3.3#	Articles of Association of the Registrant, currently in effect, as amended on June 19, 2018.
4.1	Form of Warrant to purchase shares of Class B ordinary shares.
4.2#	Amended and Restated Investors’ Rights Agreement by and between the Registrant and certain of its shareholders dated May 17, 2018.
4.3
Second Amendment to Credit Agreement by and between the Registrant, certain of its subsidiaries and Madryn Health Partners, LP dated August 24, 2017, which amended and restated the Credit Agreement effective as of June 15, 2018.

4.4#	Security Agreement by and between ELSA, certain of its subsidiaries and Madryn Health Partners, LP dated August 24, 2017.
4.5#	Form of Promissory Note by and between the Registrant and former holders of Class Z preferred shares of the Registrant.
4.6#	First Amendment to Note and Warrant Purchase Agreement by and between the Registrant and CPH TU, LP, dated December 8, 2015.
4.7#	Second Amendment to Note and Warrant Purchase Agreement by and between the Registrant and CPH TU, LP, dated September 14, 2016.
5.1#	Legal opinion of Conyers, Dill & Pearman.
10.1#	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2+#	2015 Equity Incentive Plan, as adopted December 10, 2015, and the forms of equity agreements thereunder.
10.3+#	2018 Equity Incentive Plan and the forms of equity agreements thereunder.
10.4+#	2018 Employee Share Purchase Plan.
10.5+#	Consultancy Agreement by and between the Registrant and Salvador Dada Santos, dated July 1, 2016.
10.6+	Employment Agreement by and between Registrant and Juan Jose Chacon Quiros, dated July 1, 2016.
10.7+	Employment Agreement by and between ELSA and Salvador Dada Santos, dated July 1, 2016.
10.8+#	Employment Agreement by and between RD&S Produtos para Saude Ltda., and Eddie De Oliveira, dated January 28, 2016.
10.9#	Development, Supply & License Agreement by and between ELSA and AorTech International plc, dated December 13, 2011.
10.10‡	OEM/PLM and Supply Agreement by and between ELSA and Black Tie Medical, Inc., dba Tulip Medical Products, dated July 31, 2016.
10.11#	Asset Purchase Agreement by and among the Registrant, JAMM Technologies, Inc., and Magna Equities I, LLC, dated November 6, 2015.
10.12‡	Supply Agreement by and between Establishment Biotech, S.A. and NuSil Technology LLC, dated August 18, 2016.

10.13‡	Exclusive Distribution Agreement by and between Registrant, Puregraft LLC and its parent, Bimini Technologies, LLC, dated September 7, 2016.
10.14	Design, Architecture & Engineering, and Build-Out Construction Management Agreement by and between ELSA and Zona Franca Coyol, S.A., dated February 11, 2016.
10.15	Lease Agreement by and between ELSA and Zona Franca Coyol, S.A., dated August 7, 2015.
10.16	Lease Agreement by and between ELSA and Zona Franca Coyol, S.A., dated November 1, 2009, as amended on October 22, 2010, September 24, 2012 and August 7, 2015.
10.17#	Commercial Partnership Agreement by and between ELSA and Crisalix, S.A., dated May 15, 2016.
10.18#	Joint Invention Assignment Agreement by and between ELSA and Randolph Geissler, dated April 13, 2016.
10.19‡	Manufacturing and Supply Agreement by and between ELSA and Apollo Endosurgery, Inc., dated December 5, 2014.
10.20‡	Supply Agreement by and between ELSA and The Hospital Group Healthcare Ltd dated March 1, 2014.
21.1#	List of Subsidiaries of the Registrant.
23.1#	Consent of Marcum LLP, Independent Registered Public Accounting Firm.
23.2#	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1).
24.1#	Power of Attorney (included in page II-5 of this Registration Statement).

+	Indicates management contract or compensatory plan or arrangement.

‡	Portions omitted, or to be omitted, pursuant to a request for confidential treatment.

#	Previously filed.

(b)     Financial Statement Schedules.
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.
ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, NY on this 13th day of July, 2018.

ESTABLISHMENT LABS HOLDINGS INC.

By:	/s/ Juan Jose Chacon Quiros

Name:	Juan Jose Chacon Quiros
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Juan Jose Chacon Quiros	Chief Executive Officer and Director (Principal Executive Officer)	July 13, 2018
Juan Jose Chacon Quiros
/s/ Renee Gaeta	Chief Financial Officer (Principal Financial and Accounting Officer) (Authorized Representative in the United States)	July 13, 2018
Renee Gaeta
*	Chairman of the Board of Directors	July 13, 2018
Nicholas Lewin
*	Director	July 13, 2018
Dennis Condon
*	Director	July 13, 2018
Lisa N. Colleran
*	Director	July 13, 2018
Ed Schutter
*	Director	July 13, 2018
David Hung, M.D.
*	Director	July 13, 2018
Allan Weinstein
*By: /s/ Juan Jose Chacon Quiros Juan Jose Chacon Quiros Attorney-in-fact